Exhibit 10.106

SERIES C PURCHASE AGREEMENT

This Series C Purchase Agreement is entered into as of April 19, 2005 between Redwood Holdings, LLC (the “Investor”) and Synbiotics Corporation (“Synbiotics”).

1. At a Closing to occur immediately upon the effectuation of a 1-for-2,000 reverse stock split of Synbiotics’ common stock approved by Synbiotics’ shareholders, Synbiotics shall issue and sell to the Investor, and the Investor shall purchase from Synbiotics, 180 newly-issued shares of unregistered Series C preferred stock of Synbiotics for $1,000 per share in cash.

2. Such shareholder approval of, and subsequent effectuation with the California Secretary of State of, the 1-for-2,000 reverse stock split of Synbiotics’ common stock is a condition precedent to the Closing.

3. The Investor represents to Synbiotics that it is acquiring the Series C preferred stock, and would acquire the underlying common stock, for its own account for investment and not with a view to distribution. Synbiotics has no obligation to register such securities with the SEC or any state.

4. The Investor has had full opportunity to read all of Synbiotics’ SEC filings on EDGAR.

5. This Series C Purchase Agreement constitutes the entire agreement among the parties with regard to the subject matter hereof, and supersedes all prior and contemporaneous agreements, commitments and discussions with regard to such subject matter. This Series C Purchase Agreement can be amended only in writing.

REDWOOD HOLDINGS, LLC

By: /s/ Christopher P. Hendy
Christopher P. Hendy, Member

SYNBIOTICS CORPORATION

By: /s/ Keith A. Butler
Keith Butler, Chief Financial Officer